As filed with the Securities and Exchange Commission on May 21, 2014

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AEGON N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

AEGONplein 50

PO Box 85

2501 CB The Hague

The Netherlands

(Address of principal executive offices)

2012 AEGON Group Identified Staff Variable Compensation Plan

2012 AEGON Group Long-Term Variable Compensation Plan for Other Staff

2013 AEGON Group Identified Staff Variable Compensation Plan

2013 AEGON Group Long-Term Variable Compensation Plan for Other Staff

Jason Orlandi, Esq.

AEGON USA, LLC

4333 Edgewood Road N.E.

Cedar Rapids, Iowa 52499

(Name and address of agent for service)

(319) 355-7936

(Telephone number, including area code, of agent for service)

Copy to:

A. Peter Harwich

Allen & Overy LLP

1221 Avenue of the Americas

New York, New York 10020

(212) 610-6471

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock (€ 0.12 par value per share)	14,984,668	(3)	$8.44	$126,470,597	$16,289.41

(1)          Plus an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)          Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”) solely for the purpose of computing the registration fee, based upon the average of the high and low price of a common share on the New York Stock Exchange on May 16, 2014.

(3)          Includes 3,793,064 shares in respect of the 2012 Aegon Group Identified Staff Variable Compensation Plan; 4,954,882 shares in respect of the 2012 Aegon Group Long-Term Variable Compensation Plan for Other Staff; 2,808,808 shares in respect of the 2013 Aegon Group Identified Staff Variable Compensation Plan; and 3,427,914 shares in respect of the 2013 Aegon Group Long-Term Variable Compensation Plan for Other Staff.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plans covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                       INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents previously filed with or furnished to the Securities and Exchange Commission (the “Commission”) by AEGON N.V. (the “Registrant”) are incorporated by reference herein and shall be deemed to be part hereof:

(a) The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2013, filed with the Commission on March 21, 2014;

(b) All other reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2013, including any reports on Form 6-K, including without limitation:

•                  Report on Form 6-K furnished to the SEC on March 21, 2014 relating to the Registrant’s release of its 2013 Annual Report, as filed on Form 20-F, and the publication of its 2013 integrated review

•                  Report on Form 6-K furnished to the SEC on April 9, 2014 relating to the publication of the agenda for Registrant’s 2014 Annual General Meeting of Shareholders

•                  Report on Form 6-K furnished to the SEC on April 14, 2014 relating to the agreement reached between the Registrant and BPVH — a foundation representing Dutch harbor workers and employers —on removing restrictions on the capital of the harbor workers’ former pension fund Optas

•                  Report on Form 6-K furnished to the SEC on April 17, 2014 relating to the Registrant’s release of its Supplemental Annual Report 2013

•                  Report on Form 6-K furnished to the SEC on April 18, 2014 relating to the Registrant’s announcement of the pricing of an offering of EUR 700 million subordinated notes, first callable on April 25, 2024 and maturing on April 25, 2044

•                  Report on Form 6-K furnished to the SEC on April 28, 2014 relating to the Registrant’s redemption of perpetual capital securities with a coupon of 7.25% issued in 2007 (ISIN code: NL0006056814, CUSIP code: N00927348)

•                  Report on Form 6-K furnished to the SEC on May 15, 2014 relating to the Registrant’s Condensed Consolidated Interim Financial Statements for the first quarter of 2014

•                  Report on Form 6-K furnished to the SEC on May 16, 2014 relating to the Registrant’s release of its financial results for the first quarter of 2014

(c) The description of the Registrant’s common shares, par value € 0.12 per share (“Common Stock”) contained in the Registrant’s Form 8-A (File No. 1-10882) filed with the Commission on October 4, 1991, updated by the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2013, filed with the Commission on March 21, 2014.

All documents filed with or furnished to the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), including any Annual Report on Form 20-F and reports on Form 6-K, subsequent to the date hereof and prior to the filing of a post-effective amendment indicating that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date such reports are filed or furnished, as applicable.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                       DESCRIPTION OF SECURITIES

Not applicable.

Item 5.                       INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

Item 6.                       INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant has agreed to indemnify each member of its Executive Board and its Supervisory Board and each officer of the Registrant if, in the course of carrying out his duties, such person incurs personal liability under civil law for the financial consequences thereof, subject to the Registrant’s reservation of its rights to recover payment made under the indemnity from each such person to the fullest extent permitted by applicable laws. The Registrant maintains an insurance policy with a third—party insurer insuring officers and directors against the foregoing liability.

Item 7.                       EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

Item 8.                       EXHIBITS

4.01	Articles of Association of AEGON N.V., as amended and restated May 29, 2013 (incorporated herein by reference to the Registrant’s Form 6-K furnished to the SEC on June 4, 2013)

5.01	Opinion of Erik Lagendijk; General Counsel for the Company, regarding the legality of the Common Shares

23.01	Consent of Ernst & Young Accountants, Independent Registered Public Accounting Firm

24.01	Power of attorney (included on the signature page of this Registration Statement)

Item 9.                       UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement); and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s Annual Report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Hague, The Netherlands, on this 20th day of May, 2014.

AEGON N.V.

By:	/s/ A. R. Wynaendts
	Name:	A. R. Wynaendts
	Title:	Chief Executive Officer and Chairman of the Executive Board

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints A.R. Wynaendts and Jason Orlandi, and each of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 20th day of May, 2014.

SIGNATURE	TITLE

/s/ A. R. Wynaendts	Chairman of the Executive Board
A. R. Wynaendts	(Chief Executive Officer)

/s/ D. D. Button	Executive Board Member, Chief Financial Officer
D. D. Button	(Principal Financial and Accounting Officer)

/s/ R.J. Routs
R.J. Routs	Chairman of the Supervisory Board of Directors

/s/ I. W. Bailey, II
I. W. Bailey, II	Supervisory Board Member

/s/ S. Levy
S. Levy	Supervisory Board Member

/s/ D. D. Young
D. D. Young	Supervisory Board Member

/s/ L. M. van Wijk
L. M. van Wijk	Supervisory Board Member

/s/ K. J. Storm
K. J. Storm	Supervisory Board Member

/s/ B. van der Veer
B. van der Veer	Supervisory Board Member

/s/ D. P. M. Verbeek
D. P. M. Verbeek	Supervisory Board Member

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on this 21th day of May, 2014 by the undersigned as the duly authorized representative of AEGON N.V. in the United States.

/s/ Jason Orlandi
Jason Orlandi

Cedar Rapids, Iowa

INDEX TO EXHIBITS

Exhibit Number	Exhibit
4.01*	Articles of Association of AEGON N.V., as amended and restated May 29, 2013 (incorporated herein by reference to the Registrant’s Form 6-K furnished to the SEC on June 4, 2013)

5.01	Opinion of Erik Lagendijk; General Counsel for the Company, regarding the legality of the Common Shares

23.01	Consent of Ernst & Young Accountants, Independent Registered Public Accounting Firm

24.01	Power of attorney (included on the signature page of this Registration Statement)

* Incorporated by reference